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                                  EXHIBIT 11
                   P. H. GLATFELTER COMPANY AND SUBSIDIARIES
                   -----------------------------------------
                      Computation of Net Income Per Share


                                                                            For the 3 Months Ended
                                                                          3/31/97              3/31/96
                                                                       ------------          -----------
Weighted average number of common and common share equivalents:
      Common Shares:
        Shares outstanding, beginning of period ...........             42,539,828            43,435,312

        Less shares purchased for treasury.................               (154,721) (1)         (395,253) (1)

        Shares issued:
          Employee Stock Purchase Plans....................                    259  (2)              721  (2)
          Key Employee Long-Term Incentive Plan ...........                  1,338  (3)            1,358  (3)
          401(k) Plan......................................                 10,032  (4)            9,004  (4)
                                                                      -------------         -------------
                  Total...................................              42,396,736            43,051,142
        Common share equivalents applicable to
          outstanding stock awards and option grants......                 158,725  (5)          250,408   (5)
                                                                      -------------         -------------
                  Total...................................              42,555,461            43,301,550

Net income................................................              12,823,216            13,969,573

Net income per common share...............................             $       .30           $       .32
                                                                      =============         =============

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  (1)     Weighted average effect of 306,500 common shares repurchased in the first quarter of 1997 and 765,173 common shares repurchased in the first quarter of 1996.

  (2) Weighted average effect of 23,336 common shares issued from treasury on March 31, 1997 and 21,870 common shares issued from treasury on March 29, 1996.

  (3) Weighted average effect of 2,100 common shares issued from treasury in the first quarter of 1997 and 3,176 common shares issued from treasury in the first quarter of 1996.

  (4) Weighted average effect of 26,072 common shares issued from treasury in the first quarter of 1997 and 23,423 common shares issued from treasury in the first three months of 1996.

  (5) Weighted average effect of shares subject to outstanding awards under the Registrant's 1988 Restricted Common Stock Award Plan and weighted average effect of shares issuable under the Registrant's 1992 Key
          Employee Long-Term Incentive Plan.

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